Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Report contains forward-looking statements that involve risks and uncertainties. The statements contained in this Report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to our statements about the anticipated growth, development and profitability of certain of our businesses, the size of our market and our ability to take advantage of the market opportunity, sufficiency of our tax reserves, sufficiency of our cash, legal proceedings, expected currency volatility, and our planned allocations of our capital and the anticipated effects of those allocations. Without limiting the foregoing, the words “may,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “designed,” “potential,” “continue,” “target,” “seek” and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this Report are based on information available to us up to, and including the date of this document, and we disclaim any obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those set forth in this “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and elsewhere in this Report. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the United States Securities and Exchange Commission.
Executive Overview
Cimpress is a strategically focused group of more than a dozen businesses that specialize in mass customization, via which we deliver large volumes of individually small-sized customized orders for a broad spectrum of print, signage, photo merchandise, invitations and announcements, writing instruments, packaging, apparel and other categories. We invest in and build customer-focused, entrepreneurial mass customization businesses for the long term, which we manage in a decentralized, autonomous manner. We drive competitive advantage across Cimpress through a select few shared strategic capabilities that have the greatest potential to create Cimpress-wide value. We limit all other central activities to only those which absolutely must be performed centrally.

During the fourth quarter of fiscal 2019, we revised our internal organizational and reporting structure resulting in changes to our Upload and Print reportable segment. Due to the organizational changes, our Upload and Print reportable segment was split into two separate operating and reportable segments, PrintBrothers and The Print Group. These changes in reporting structure are intended to position leaders closer to operations of the businesses, to lower costs, and to drive culture, priorities, technologies and incentives that improve customer and financial outcomes. We have revised our presentation of all prior periods presented to reflect our revised segment reporting.

During the first quarter of fiscal 2020, we further revised our internal organizational and reporting structure leading to changes in our Vistaprint and All Other Businesses reportable segments. Our Vistaprint Corporate Solutions, Vistaprint India, and Vistaprint Japan businesses, which were previously aggregated based on materiality in our All Other Businesses, are now directly managed within the Vistaprint business. These businesses are close derivatives or adjacencies of the Vistaprint business and leverage the Vistaprint brand, customers, technology, and/or other assets. This change in reporting structure will position them closer to the Vistaprint operations, capabilities, and resources. We have revised our presentation of all prior periods presented to reflect our revised segment reporting.
In addition, during the first quarter of fiscal 2020, we changed our segment profitability measure to an adjusted EBITDA metric. The financial metric that we use to hold our businesses accountable on an annual basis is unlevered free cash flow. Historically, we have reported segment profit based on adjusted net operating profit; however, this is not a direct input to unlevered free cash flow. We believe this change simplifies both our internal and external reporting, while also increasing the focus on a profitability metric that is a direct input into our internal operating measure, to our steady-state free cash flow analysis that we report annually and to our estimates of intrinsic value per share. The most significant change, when compared to our prior segment profit metric, is the exclusion of all depreciation and amortization expense, versus our prior profitability metric which only excluded amortization expense associated with our acquired intangible assets. Refer to Note 16 of the accompanying consolidated financial statements for additional information relating to the definition of segment EBITDA. We also include below adjusted EBITDA, at a consolidated level, which is the most comparable measure to our definition of segment EBITDA. Refer below for our definitions of non-GAAP measures.
As of June 30, 2019, we have numerous operating segments under our management reporting structure that are reported in the following five reportable segments: Vistaprint, PrintBrothers, The Print Group, National Pen, and All Other Businesses. Refer to Note 16 in our accompanying consolidated financial statements for additional information relating to our reportable segments and our segment financial measures.
In accordance with the SEC's recently issued disclosure simplification rules, we elected to exclude discussion of our fiscal 2018 financial performance as compared to our fiscal 2017 results unless we considered that information material for understanding our financial condition. Refer to our Form 10-K filed with the SEC on August 10, 2018 for discussion related to these periods.
Financial Summary
The primary financial metric by which we set quarterly and annual budgets both for individual businesses and Cimpress wide is our adjusted free cash flow before cash interest expense related to borrowing; however, in evaluating the financial condition and operating performance of our business, management considers a number of metrics including revenue growth, constant-currency revenue growth, operating income, adjusted net operating profit, cash flow from operations and adjusted free cash flow. A summary of these key financial metrics for the year ended June 30, 2019 as compared to the year ended June 30, 2018 follows:
Fiscal Year 2019

•	Revenue increased by 6% to $2,751.1 million.

•	Consolidated constant-currency revenue increased by 9% and, excluding acquisitions and divestitures completed in the last four quarters, increased by 5%.

•	Operating income increased by $5.8 million to $163.6 million.

•	Adjusted EBITDA (a non-GAAP financial measure), increased by $60.4 million to $386.5 million.

•	Cash provided by operating activities increased by $138.8 million to $331.1 million.

•	Adjusted free cash flow (a non-GAAP financial measure) increased by $72.3 million to $211.8 million.
For our fiscal year 2019, the increase in reported revenue is primarily due to the addition of the revenue of our BuildASign business acquired on October 1, 2018, as well as continued growth in our Vistaprint, PrintBrothers, The Print Group and National Pen reportable segments. Currency exchange rate fluctuations negatively impacted revenue during the current fiscal year. Constant-currency revenue growth slowed in our Vistaprint business, primarily due to planned reductions in advertising spend while we rebuild our tools to ensure strong returns and improved customer conversion rates. Our National Pen business also reported lower constant-currency revenue growth relative to the prior year, due in part to strong growth in the prior year period, as well as a reduction in new customer prospecting activities during the second half of the fiscal year because the payback did not meet our expectations. The lower National Pen growth was also impacted by operational delays in the supply chain and lower response rates for direct-marketing mailings in the second quarter.
For the year ended June 30, 2019, operating income increased $5.8 million due to incremental profits generated from the revenue growth described above, as well as improved profitability in our Vistaprint business due to a reduction in advertising expense of $40.7 million during the third and fourth quarters of fiscal 2019. The increase was also impacted by a decrease in share-based compensation expense of $28.8 million, primarily due to the reversal of expenses during the second quarter of fiscal 2019 that were previously recognized for our supplemental performance share units, or supplemental PSUs. The increase was partially offset by the prior year gain of $47.5 million on the sale of Albumprinter, which did not recur during the current year.
For the year ended June 30, 2019, adjusted EBITDA increased year-over-year primarily due to the same reasons as operating income mentioned above, as well as the addition of the profit from our BuildASign business acquired on October 1, 2018. Adjusted EBITDA excludes the prior year gain on the sale of Albumprinter, year-over-year impacts from lower restructuring charges, and the goodwill impairment charge recognized for our Printi business and includes realized gains or losses on our currency derivatives intended to hedge EBITDA. The net year-over-year impact of currency on adjusted EBITDA was positive for the year ended June 30, 2019.
For fiscal year 2020, the following items are expected to positively impact trends in our operating income: full year impact of Vistaprint advertising reductions versus a half year in fiscal year 2019, our plans to decrease investments for our early stage businesses, and reduced investment in National Pen. Increased investment in Vistaprint technology spend is expected to negatively impact trends in our operating income.
Consolidated Results of Operations
Consolidated Revenue
Our businesses generate revenue primarily from the sale and shipment of customized manufactured products. To a much lesser extent (and only in our Vistaprint business) we provide digital services, website design and hosting, and email marketing services, as well as a small percentage from order referral fees and other third-party offerings. For additional discussion relating to segment revenue results, refer to the "Reportable Segment Results" section included below.
Total revenue and revenue growth by reportable segment for the years ended June 30, 2019, 2018 and 2017 are shown in the following tables:

In thousands	Year Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions/Divestitures:	Constant- Currency Revenue Growth
	2019	2018	% Change	(Favorable)/Unfavorable	Revenue Growth (1)	(Favorable)/Unfavorable	Excluding Acquisitions/Divestitures (2)
Vistaprint	$1,508,322	$1,499,141	1%	2%	3%	—%	3%
PrintBrothers	443,987	410,776	8%	5%	13%	—%	13%
The Print Group	325,872	320,473	2%	4%	6%	—%	6%
National Pen	348,409	333,266	5%	2%	7%	—%	7%
All Other Businesses (3)	136,202	40,230	239%	9%	248%	(241)%	7%
Inter-segment eliminations	(11,716)	(11,345)
Total revenue	$2,751,076	$2,592,541	6%	3%	9%	(4)%	5%

In thousands	Year Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions/Divestitures:	Constant- Currency Revenue Growth
	2018	2017	% Change	(Favorable)/Unfavorable	Revenue Growth (1)	(Favorable)/Unfavorable	Excluding Acquisitions/Divestitures (2)
Vistaprint	$1,499,141	$1,346,121	11%	(2)%	9%	—%	9%
PrintBrothers	410,776	318,188	29%	(11)%	18%	—%	18%
The Print Group	320,473	270,425	19%	(10)%	9%	—%	9%
National Pen	333,266	112,712	196%	(6)%	190%	(165)%	25%
All Other Businesses (3)	40,230	93,649	(57)%	—%	(57)%	111%	54%
Inter-segment eliminations	(11,345)	(5,690)
Total revenue	$2,592,541	$2,135,405	21%	(4)%	17%	(6)%	11%
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(1) Constant-currency revenue growth, a non-GAAP financial measure, represents the change in total revenue, between current and prior year periods at constant-currency exchange rates by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Our reportable segments-related growth is inclusive of inter-segment revenues, which are eliminated in our consolidated results.
(2) Constant-currency revenue growth excluding acquisitions/divestitures, a non-GAAP financial measure, excludes revenue results for businesses in the period in which there is no comparable year-over-year revenue. Revenue from our fiscal year 2019 acquisitions is excluded from fiscal year 2019 revenue growth for quarters with no comparable year-over-year revenue. For example, revenue from National Pen, which we acquired on December 30, 2016 in Q2 2017, is excluded from revenue growth in Q1 and Q2 of fiscal year 2018 since there are no full quarter results in the comparable periods, but revenue is included in revenue growth for Q3 and Q4 of fiscal year 2018. Our reportable segments-related growth is inclusive of inter-segment revenues, which are eliminated in our consolidated results.
(3) The All Other Businesses segment includes the revenue of the Albumprinter business until the sale completion date of August 31, 2017, VIDA revenue from its acquisition date of July 2, 2018, and BuildASign revenue from its acquisition date of October 1, 2018. Constant-currency revenue growth excluding acquisitions/divestitures, excludes the revenue results for VIDA and BuildASign since their acquisition dates and Albumprinter through the divestiture date.
We have provided these non-GAAP financial measures because we believe they provide meaningful information regarding our results on a consistent and comparable basis for the periods presented. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with GAAP.
Consolidated Cost of Revenue
Cost of revenue includes materials used by our businesses to manufacture their products, payroll and related expenses for production and design services personnel, depreciation of assets used in the production process and in support of digital marketing service offerings, shipping, handling and processing costs, third-party production costs, costs of free products and other related costs of products our businesses sell. Cost of revenue as a percent of revenue increased during the year ended June 30, 2019, compared to the prior year, primarily due to lower gross margins in our Vistaprint business, resulting from product mix that shifted to lower margin products, as well as decreased pricing resulting from higher discounting during the first half of the fiscal year. Several of our businesses also recognized increasing paper costs during these periods.

In thousands	Year Ended June 30,
	2019	2018	2017
Cost of revenue	$1,401,344	$1,279,799	$1,036,975
% of revenue	50.9%	49.4%	48.6%
For the year ended June 30, 2019, consolidated cost of revenue increased by $121.5 million partially due to the addition of cost of revenue of $54.8 million from our BuildASign business, which was acquired on October 1, 2018 and is therefore not included in the comparable periods. Vistaprint's cost of revenue increased by $28.1 million from the prior year, primarily due to changes in product mix and volume increases. The cost of revenue for our PrintBrothers businesses increased by $23.5 million primarily driven by revenue growth in our WIRmachenDRUCK business, partially offset by favorable currency impact. We also recognized an increase of $11.2 million of costs within our National Pen business primarily due to increased volume.
Consolidated Operating Expenses
The following table summarizes our comparative operating expenses for the following periods:

In thousands	Year Ended June 30,
	2019	2018	2017
Technology and development expense	$236,797	$245,758	$243,230
% of revenue	8.6%	9.5%	11.4%
Marketing and selling expense	$713,863	$714,654	$610,932
% of revenue	25.9%	27.6%	28.6%
General and administrative expense	$162,652	$176,958	$207,569
% of revenue	5.9%	6.8%	9.7%
Amortization of acquired intangible assets	$53,256	$49,881	$46,145
% of revenue	1.9%	1.9%	2.2%
Restructuring expense	$12,054	$15,236	$26,700
% of revenue	0.4%	0.6%	1.3%
(Gain) on sale of subsidiaries	$—	$(47,545)	$—
% of revenue	—%	(1.8)%	—%
Impairment of goodwill and acquired intangible assets	$7,503	$—	$9,556
% of revenue	0.3%	—%	0.4%
Technology and development expense

Technology and development expense consists primarily of payroll and related expenses for employees engaged in software and manufacturing engineering, information technology operations and content development, as well as amortization of capitalized software and website development costs, including hosting of our websites, asset depreciation, patent amortization, and other technology infrastructure-related costs. Depreciation expense for information technology equipment that directly supports the delivery of our digital marketing services products is included in cost of revenue.
During the year ended June 30, 2019, technology and development expenses decreased by $9.0 million as compared to the prior year. The decrease was primarily due to a decrease in share-based compensation costs of $6.8 million, which is due to the reversal of cumulative supplemental PSU expense during the second quarter of fiscal 2019 as the achievement of the performance condition is no longer probable. During the year ended June 30, 2019, we recognized lower expense as a result of cost savings realized in the Vistaprint business from our restructuring initiatives and a year-over-year decrease in costs of $1.6 million resulting from the divestiture of our Albumprinter business. This was partially offset by the addition of costs from our recent acquisition of BuildASign, which resulted in $2.2 million of costs during the year ended June 30, 2019.
Marketing and selling expense
Marketing and selling expense consists primarily of advertising and promotional costs; payroll and related expenses for our employees engaged in marketing, sales, customer support and public relations activities; direct-mail advertising costs; and third-party payment processing fees. Our Vistaprint, National Pen and BuildASign businesses have higher marketing and selling costs as a percentage of revenue, as compared to our PrintBrothers and The Print Group businesses.
Our marketing and selling expenses decreased by $0.8 million during the year ended June 30, 2019, as compared to the prior year, primarily due to the reduction of advertising spend in our Vistaprint business of $40.7 million as we seek to eliminate spend that does not meet our return thresholds. We also recognized a decrease in share-based compensation costs of $5.5 million, which is due to the reversal of cumulative supplemental PSU expense described above, as well as a year-over-year decrease in costs of $4.7 million resulting from the divestiture of our Albumprinter business. The decrease was offset by the addition of $32.9 million of advertising and customer care costs in our recently acquired BuildASign business during the year ended June 30, 2019. In addition, our National Pen business recognized an increase in costs of $18.1 million primarily due to increased customer prospecting activity during the first and second quarters of fiscal 2019.
General and administrative expense
General and administrative expense consists primarily of transaction costs, including third-party professional fees, insurance and payroll and related expenses of employees involved in executive management, finance, legal, strategy, human resources and procurement.
For the year ended June 30, 2019, general and administrative expenses decreased by $14.3 million as compared to the prior periods, primarily due to a decrease in share-based compensation costs of $18.6 million, which was largely due to the reversal of cumulative supplemental PSU expense described above. The decrease was partially offset by the addition of $6.4 million of costs from our recent acquisition of BuildASign during the year ended June 30, 2019. In addition, for the year ended June 30, 2019, we recognized increases in professional fees, primarily related to our fiscal 2019 acquisitions, as well as certain other strategic projects.
Amortization of acquired intangible assets
Amortization of acquired intangible assets consists of amortization expense associated with separately identifiable intangible assets capitalized as part of our acquisitions, including customer relationships, trade names, developed technologies, print networks, and customer and referral networks.
Amortization of acquired intangible assets increased by $3.4 million during the year ended June 30, 2019, as compared to the year ended June 30, 2018, due to the addition of amortization for our acquisition of BuildASign. This increase is partially offset by a reduction of amortization within our PrintBrothers and The Print Group reportable segments due to certain intangible assets becoming fully amortized during the year ended June 30, 2019.

Restructuring expense
Restructuring expense consists of costs directly incurred as a result of restructuring initiatives, and includes employee-related termination costs, third party professional fees, facility exit costs and write-off of abandoned assets. During the year ended June 30, 2019, we recognized restructuring expense of $12.1 million primarily related to actions within our Vistaprint business. During the year ended June 30, 2018, we recognized $15.2 million of restructuring costs, primarily associated with actions within our Vistaprint business announced in November 2018.
Refer to Note 18 in our accompanying consolidated financial statements for additional information relating to the restructuring actions.
Gain on sale of subsidiaries
During the year ended June 30, 2018, we recognized a gain on the sale of our Albumprinter business of $47.5 million, net of transaction costs. The amount of our gain on the sale of Albumprinter was impacted by the partial allocation of goodwill to our Vistaprint business in past periods, as well as minimal carrying value of Albumprinter's acquired intangible assets at the time of the sale, as well as currency impacts.
Impairment of goodwill and acquired intangible assets
For the year ended June 30, 2019, we recognized a $7.5 million impairment charge related to our Printi reporting unit. The impairment was the result of Printi's underperformance during the recent period, combined with lower cash flow outlooks. Refer to Note 8 in our accompanying consolidated financial statements for additional discussion.
Other Consolidated Results
Other income (expense), net
Other income (expense), net generally consists of gains and losses from currency exchange rate fluctuations on transactions or balances denominated in currencies other than the functional currency of our subsidiaries, as well as the realized and unrealized gains and losses on some of our derivative instruments. In evaluating our currency hedging programs and ability to qualify for hedge accounting in light of our legal entity cash flows, we considered the benefits of hedge accounting relative to the additional economic cost of trade execution and administrative burden. Based on this analysis, we decided to execute certain currency derivative contracts that do not qualify for hedge accounting.
The following table summarizes the components of other income (expense), net:

In thousands	Year Ended June 30,
	2019	2018	2017
Gains (losses) on derivatives not designated as hedging instruments	$23,494	$(2,687)	$936
Currency-related gains (losses), net	2,506	(19,500)	5,577
Other gains	476	1,155	3,849
Total other income (expense), net	$26,476	$(21,032)	$10,362
During the year ended June 30, 2019, we recognized net gains of $26.5 million as compared to net losses of $21.0 million during the year ended June 30, 2018. The increase in other income (expense), net is primarily due to the currency exchange rate volatility impacting our derivatives that are not designated as hedging instruments, in which our Euro and British Pound contracts are the most significant exposure that we economically hedge. We expect volatility to continue in future periods and we do not apply hedge accounting for most of our derivative currency contracts.
We also experienced currency-related gains due to currency exchange rate volatility on our non-functional currency intercompany relationships, primarily related to an intercompany loan that is denominated in Swiss Francs, which we may alter from time to time. The impact of certain cross-currency swap contracts designated as cash flow hedges is included in our currency-related gains (losses), net, offsetting the impact of certain non-functional currency intercompany relationships.

Interest expense, net
Interest expense, net primarily consists of interest paid on outstanding debt balances, amortization of debt issuance costs, interest related to capital lease obligations and realized gains (losses) on effective interest rate swap contracts and certain cross-currency swap contracts. As part of interest expense, net, we also recognize changes to the estimated future redemption value of our mandatorily redeemable noncontrolling interests.
Interest expense, net was $63.2 million and $53.0 million for the years ended June 30, 2019 and 2018, respectively. Interest expense was higher in fiscal 2019 relative to historical trends primarily as a result of higher debt levels, due to the acquisition of BuildASign, as well as higher interest rates, driven both by higher floating interest rates and the change in mix of our outstanding debt, which resulted from the refinancing of our senior unsecured notes during the fourth quarter of fiscal 2018. Refer to Note 10 in the accompanying consolidated financial statements for additional details regarding our debt arrangements.
Loss on early extinguishment of debt
During fiscal year 2018, we redeemed all of our senior notes due 2022 and satisfied the indenture governing those senior notes using funds from the senior notes due 2026 that we issued on June 15, 2018. As a result of the redemption, we incurred a loss on the extinguishment of debt of $17.4 million, which included an early redemption premium for the senior notes due 2022 of $14.4 million and the write-off of unamortized debt issuance costs related to the redeemed notes of $3.0 million.
Income tax expense (benefit)

In thousands	Year Ended June 30,
	2019	2018	2017
Income tax expense (benefit)	$33,432	$19,578	$(7,118)
Effective tax rate	26.3%	29.5%	9.0%

Income tax expense for the year ended June 30, 2019 was higher than the prior year primarily due to increased pre-tax earnings. We also had lower share based compensation tax benefits of $1.5 million as compared to $12.8 million in fiscal 2018. Offsetting the increase in income tax expense were "Patent Box" tax benefits of $4.3 million granted to our Pixartprinting business in Italy.

Our cash paid for income taxes for fiscal 2019 was lower than our income tax expense primarily as a result of U.S. tax benefits associated with the acquisition of BuildASign and the realization of tax benefits relating to certain timing differences that were recognized in our income tax expense in prior years.

We believe that our income tax reserves are adequately maintained by taking into consideration both the technical merits of our tax return positions and ongoing developments in our income tax audits. However, the final determination of our tax return positions, if audited, is uncertain and therefore there is a possibility that final resolution of these matters could have a material impact on our results of operations or cash flows. Refer to Note 13 in our accompanying consolidated financial statements for additional discussion.
Reportable Segment Results
Our segment financial performance is measured based on segment EBITDA, which is an adjusted EBITDA metric and is defined as operating income plus depreciation and amortization (excluding depreciation and amortization related to our Waltham, Massachusetts office lease for prior periods presented); plus share-based compensation expense related to investment consideration; plus earn-out related charges; plus certain impairments; plus restructuring related charges; less interest expense related to our Waltham, Massachusetts office lease for prior periods presented; less gain on purchase or sale of subsidiaries.

Vistaprint

In thousands	Year Ended June 30,
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
Reported Revenue	$1,508,322	$1,499,141	$1,346,121	1%	11%
Segment EBITDA	327,509	291,271	212,602	12%	37%
% of revenue	22%	19%	16%
Segment Revenue
Vistaprint's reported revenue growth for the year ended June 30, 2019 was negatively affected by currency impacts of 2%, resulting in constant-currency growth of 3%. During the year ended June 30, 2019, revenue growth was driven by continued growth in repeat customer bookings, as well as continued growth in marketing materials, signage and promotional products. During the third and fourth quarters of fiscal 2019, we reduced our advertising spend that we did not believe was meeting our return thresholds, which negatively impacted revenue growth during these quarters, particularly from new customers. Revenue growth was also negatively impacted by weakness in consumer products during the current fiscal year.
Segment Profitability
Vistaprint's segment EBITDA increased for the year ended June 30, 2019 driven primarily by a year-over-year reduction to advertising spend of $40.7 million. Segment EBITDA, which excludes the impacts of restructuring charges, also increased as a result of reductions to operating expenses, partially offset by the gross margin impact of changes in product mix. Some of the near-term operating expense savings will be temporary, as we recruit additional talent within Vistaprint's data, analytics and technology organizations, and we are not allocating the cost of executives to the Vistaprint business while these positions are filled by Cimpress executives on an interim basis, which resulted in $3.5 million of lower costs as compared to the prior fiscal year. The benefit to segment EBITDA from the unallocated executive costs is entirely offset by additional costs for third-party consulting fees and recruiting costs. In the current fiscal year, Vistaprint's segment EBITDA was negatively impacted by currency movements.
PrintBrothers

In thousands	Year Ended June 30,
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
Reported Revenue	$443,987	$410,776	$318,188	8%	29%
Segment EBITDA	43,474	41,129	32,869	6%	25%
% of revenue	10%	10%	10%
Segment Revenue
PrintBrothers' reported revenue growth for the year ended June 30, 2019 was negatively affected by currency impacts of 5%, resulting in constant-currency growth of 13%. The constant-currency revenue growth was primarily driven by continued growth from our WIRmachenDRUCK business. During the current period, we continued to experience increased price-focused and advertising competition in certain businesses and product lines that we have been experiencing in recent quarters.
Segment Profitability
PrintBrothers' segment EBITDA increased during the year ended June 30, 2019, due to increased gross profit driven by revenue growth discussed above, partially offset by inflation in materials inputs such as paper, increased investments in technology intended to improve the customer value proposition of each business in increasingly competitive markets, pricing reductions in certain products in certain businesses, increased marketing costs due to higher paid search costs, and negative impacts from currency movements.

The Print Group

In thousands	Year Ended June 30,
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
Reported Revenue	$325,872	$320,473	$270,425	2%	19%
Segment EBITDA	63,997	63,529	51,014	1%	25%
% of revenue	20%	20%	19%
Segment Revenue
The Print Group's reported revenue growth for the year ended June 30, 2019 was negatively affected by currency impacts of 4%, resulting in an increase in revenue on a constant-currency basis of 6%. The constant-currency revenue growth was primarily driven by continued growth from our Pixartprinting business. During the current period, we continued to experience increased price-focused and advertising competition in certain businesses and product lines that we have been experiencing in recent quarters.
Segment Profitability
The Print Group's segment EBITDA increased during the year ended June 30, 2019, due to operating expense efficiencies, offset by inflation in materials inputs such as paper, reduced pricing for certain products in certain businesses, combined with increased marketing costs due initiatives to improve customer growth and negative currency impacts.
National Pen

In thousands	Year Ended June 30,
	2019	2018	2017 (1)	2019 vs. 2018	2018 vs. 2017
Reported Revenue	$348,409	$333,266	$112,712	5%	196%
Segment EBITDA	17,299	29,438	933	(41)%	3,055%
% of revenue	5%	9%	1%
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(1) The National Pen segment includes the financial results from its acquisition date of December 30, 2016.
Segment Revenue
National Pen's reported revenue growth for the year ended June 30, 2019 was negatively affected by currency impacts of 2%, resulting in constant-currency revenue growth of 7%. Following strong performance in the prior fiscal year, we significantly increased our direct mail prospecting in the first two quarters of fiscal 2019, which drove new customer growth. We reduced mail and telesales prospecting activities in the subsequent two quarters because the payback did not meet our expectations, and that had an impact on National Pen's revenue growth in the current period. National Pen's revenue was also impacted by operational delays in the supply chain for direct-marketing mailings.
Segment Profitability
The decrease in National Pen's segment EBITDA for the year ended June 30, 2019, compared to the prior periods, is primarily due to revenue weakness and accelerated investments in e-commerce technology and marketing teams in the year ended June 30, 2019. Currency had a slightly negative year-over-year impact on segment EBITDA.
All Other Businesses

In thousands	Year Ended June 30,
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
Reported Revenue (1)	$136,202	$40,230	$93,649	239%	(57)%
Segment EBITDA (1)	(6,317)	(10,603)	1,016	40%	(1,144)%
% of revenue	(5)%	(26)%	1%

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(1) Our All Other Businesses segment includes the results of our fiscal 2019 acquisitions, VIDA and BuildASign, from July 2, 2018, and October 1, 2018, respectively, Digipri (a former part of our Japan business) results through the divestiture date of July 1, 2018 and Albumprinter results through the divestiture date of August 31, 2017.
With the exception of BuildASign which is a larger and profitable business, this segment consists of multiple small, rapidly evolving early-stage businesses through which Cimpress is expanding to new markets. These businesses are subject to high degrees of risk and we expect that each of their business models will rapidly evolve in function of future trials and entrepreneurial pivoting. Therefore, in all of these early-stage businesses we continue to have operating losses as previously described and as planned.
Segment Revenue
The All Other Businesses segment revenue increase was primarily due to the inclusion of the results of BuildASign since the acquisition date of October 1, 2018. Organic constant-currency revenue, excluding the impacts of the Albumprinter, Digipri, VIDA, and BuildASign businesses, increased by 7% for the year ended June 30, 2019, driven by growth in the remaining businesses in the segment, particularly in the first half of the year. Revenue growth was negatively impacted by recent actions we have taken to improve the efficiency and focus of some of these businesses, including the decision to shut down the U.S. operations of the Printi business during the second quarter of fiscal year 2019. The early-stage businesses in this segment delivered mixed revenue results during the current fiscal year. We are continuing to pivot and evolve these business models as we learn more about the markets they serve, and expect fluctuations in growth.
Segment Profitability
The improvement in the All Other Businesses segment loss for the year ended June 30, 2019, as compared to the prior period, was primarily due to the addition of BuildASign, which we acquired on October 1, 2018 and contributed $16.0 million of segment EBITDA for the year ended June 30, 2019. The benefit from BuildASign's EBITDA was partially offset by the inclusion of VIDA operating losses and increased losses in our Printi business. Printi's investment in capacity and other fixed costs was far too high in fiscal year 2019 relative to the scale of the business and the mid-term outlook. We do not expect this business to weigh as heavily on our profits and cash flows in fiscal year 2020 as it did in fiscal year 2019.
For the year ended June 30, 2019, the segment loss was negatively impacted by the divestiture of our Albumprinter business, which contributed $1.6 million of segment EBITDA in the first quarter of fiscal 2018.
Central and Corporate Costs
Central and corporate costs consist primarily of the team of software engineers that is building our mass customization platform; shared service organizations such as global procurement; technology services such as hosting and security; administrative costs of our Cimpress India offices where numerous Cimpress businesses have dedicated business-specific team members; and corporate functions including our Board of Directors, CEO, and the team members necessary for managing corporate activities, such as treasury, tax, capital allocation, financial consolidation, internal audit and legal. These costs also include certain unallocated share-based compensation costs.
Central and corporate costs decreased by $24.4 million during the year ended June 30, 2019, as compared to the prior year, driven by $25.7 million of lower share-based compensation costs primarily associated with our supplemental PSUs and related supplemental performance cash awards, for which the performance condition is no longer probable of achievement. Additionally, our share-based compensation is lower due to the changes we made in November 2018 that reduced the number of Cimpress Board members. This decrease was partially offset by an increase in central technology investments and professional fees, primarily related to our fiscal 2019 acquisitions, as well as certain other strategic projects.

Liquidity and Capital Resources
Consolidated Statements of Cash Flows Data

In thousands	Year Ended June 30,
	2019	2018	2017
Net cash provided by operating activities	$331,095	$192,332	$156,736
Net cash used in investing activities	(420,166)	(10,594)	(301,789)
Net cash provided by (used in) financing activities	81,989	(177,757)	104,578
At June 30, 2019, we had $35.3 million of cash and cash equivalents and $1,035.6 million of debt, excluding debt issuance costs and debt discounts. We expect cash and cash equivalents and debt levels to fluctuate over time depending on our working capital needs, our organic investment levels, share repurchases and acquisition activity. We increased our debt in October 2018 when we completed the acquisition of BuildASign for $275.1 million, which was funded via proceeds from our senior secured credit facility.
The cash flows during the year ended June 30, 2019 related primarily to the following items:
Cash inflows:

•	Net income of $93.5 million

•
Adjustments for non-cash items of $209.3 million primarily related to positive adjustments for depreciation and amortization of $173.8 million, share-based compensation costs of $21.7 million and non-cash tax related items of $6.8 million, partially offset by unrealized currency-related gains of $9.7 million

•	Proceeds of debt of $190.2 million, net of payments and debt issuance costs

•
The changes in operating assets and liabilities, excluding the impact of restructuring-related payments, were a source of cash during the period, driven by increases in accounts payable and accrued expenses

Cash outflows:

•	Payments for acquisitions of $289.9 million, net of cash acquired

•
Payments for the purchase, net of proceeds from the sale, of noncontrolling interests of $28.5 million, related to our Exagroup and PrintBrothers businesses (refer to Note 14 in our accompanying consolidated financial statements for additional information)

•	Capital expenditures of $70.6 million of which the majority related to the purchase of manufacturing and automation equipment for our production facilities, and computer and office equipment

•	Purchases of our ordinary shares for $55.6 million

•	Internal costs for software and website development that we have capitalized of $48.7 million

•	Payments for capital lease arrangements of $17.1 million

•	Payments related to realized losses on hedging instruments of $12.0 million

•	Payments of withholding taxes in connection with share awards of $6.0 million

•	Payments related to our recent restructuring actions of $6.0 million

•	Distribution of $3.4 million paid to noncontrolling interest
Additional Liquidity and Capital Resources Information. During the year ended June 30, 2019, we financed our operations and strategic investments through internally generated cash flows from operations and debt financing. As of June 30, 2019, a significant portion of our cash and cash equivalents were held by our subsidiaries, and undistributed earnings of our subsidiaries that are considered to be indefinitely reinvested were $32.6 million. We do not intend to repatriate these funds as the cash and cash equivalent balances are generally used and available, without legal restrictions, to fund ordinary business operations and investments of the respective subsidiaries. If there is a change in the future, the repatriation of undistributed earnings from certain subsidiaries, in the form of dividends or otherwise, could have tax consequences that could result in material cash outflows.
Debt. As of June 30, 2019, we had aggregate loan commitments from our senior secured credit facility totaling $1,592.5 million. The loan commitments consisted of revolving loans of $1,087.3 million and term loans of $505.2 million. We have other financial obligations that constitute additional indebtedness based on the definitions within the credit facility. As of June 30, 2019, the amount available for borrowing under our senior secured credit facility was as follows:

In thousands
June 30, 2019
Maximum aggregate available for borrowing	$1,592,466
Outstanding borrowings of senior secured credit facility	(621,224)
Remaining amount	971,242
Limitations to borrowing due to debt covenants and other obligations (1)	(367,430)
Amount available for borrowing as of June 30, 2019 (2)	$603,812
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(1) The debt covenants of our senior secured credit facility limit our borrowing capacity each quarter, depending on our leverage and other indebtedness, such as notes, capital leases, letters of credit, and any other debt, as well as other factors that are outlined in the credit agreement.
(2) Share purchases, dividend payments, and corporate acquisitions are subject to more restrictive covenants, and therefore we may not be able to use the full amount available for borrowing for these purposes.
On January 7, 2019, we executed an amendment to our senior secured credit facility that expanded the total capacity to $1,613.2 million, which included $1,087.3 million of revolving loans and $525.9 million of term loans. We expect to use our expanded credit facility to fund investments intended to support our long-term growth strategy. The incremental term loan proceeds, which represented approximately half of the total capacity increase, were used to repay a portion of our outstanding revolving loans. Refer to Note 10 in our accompanying financial statements for additional details.
Debt Covenants. Our credit agreement and senior unsecured notes indenture contain financial and other covenants as well as customary representations, warranties and events of default, which are detailed in Note 10 of the accompanying consolidated financial statements. As of June 30, 2019, we were in compliance with all financial and other covenants under the credit agreement and senior unsecured notes indenture.
Other Debt. Other debt primarily consists of term loans acquired through our various acquisitions or used to fund certain capital investments. As of June 30, 2019 we had $14.4 million outstanding for other debt payable through March 2025.
Our expectations for fiscal year 2020. We believe that our available cash, cash flows generated from operations, and cash available under our committed debt financing will be sufficient to satisfy our liabilities and planned investments to support our long-term growth strategy. We endeavor to invest capital that we believe will generate returns that are above, or well above, our weighted average cost of capital. We consider any use of cash that we expect to require more than twelve months to return our invested capital to be an allocation of capital. For fiscal 2020, we expect to continue to evaluate opportunities to allocate capital across a spectrum of organic investments, purchases of our ordinary shares, corporate acquisitions and similar investments, and reductions of debt. We have targeted a capital structure that we believe balances both efficiency and flexibility. We do not have a specific financial leverage target, but rather will be guided by the availability of attractive opportunities while not putting at risk our ability to comfortably meet our quarterly maintenance covenants on our debt.

Contractual Obligations
Contractual obligations at June 30, 2019 are as follows:

In thousands	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases, net of subleases	$99,633	$30,269	$39,441	$21,585	$8,338
Build-to-suit leases	106,440	13,482	27,713	24,589	40,656
Purchase commitments	71,600	69,096	2,504	—	—
Senior unsecured notes and interest payments	596,000	28,000	56,000	56,000	456,000
Other debt and interest payments (1)	718,679	109,533	194,351	413,683	1,112
Capital leases	28,118	11,468	10,138	4,109	2,403
Other	2,396	1,423	926	47	—
Total (2)	$1,622,866	$263,271	$331,073	$520,013	$508,509
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(1) Other debt and interest payments include the effects of interest rate swaps, whether they are expected to be payments or receipts of cash. We have excluded the effect of interest rate swaps of $0.4 million within the more than five years category above as that period extends beyond the term of our debt and the interest rate swaps do not yet offset contractual interest payments.
(2) We may be required to make cash outlays related to our uncertain tax positions. However, due to the uncertainty of the timing of future cash flows associated with our uncertain tax positions, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, uncertain tax positions of $4.7 million as of June 30, 2019 have been excluded from the contractual obligations table above. For further information on uncertain tax positions, see Note 13 to the accompanying consolidated financial statements.
Operating Leases. We rent office space under operating leases expiring on various dates through 2030. Future minimum rental payments required under our leases are an aggregate of approximately $99.6 million. The terms of certain lease agreements require security deposits in the form of bank guarantees and letters of credit in the amount of $2.3 million.
Build-to-Suit Leases. Represents the cash payments for our leased facilities in Waltham, Massachusetts and Dallas, Texas, USA. Please refer to Note 2 in the accompanying consolidated financial statements for additional details.
Purchase Commitments. At June 30, 2019, we had unrecorded commitments under contract of $71.6 million. Purchase commitments consisted of inventory purchase commitments of $46.4 million, third-party web services of $8.1 million, production and computer equipment purchases of approximately $3.4 million, commitments for professional and consulting fees of $1.1 million, commitments for advertising campaigns of $0.6 million, and other unrecorded purchase commitments of $12.1 million.
Senior Unsecured notes and Interest Payments. Our 7.0% senior unsecured notes due 2026 bear interest at a rate of 7.0% per annum and mature on June 15, 2026. Interest on the notes is payable semi-annually on June 15 and December 15 of each year and has been included in the table above.
Other Debt and Interest Payments. At June 30, 2019, the term loans of $505.2 million outstanding under our credit agreement have repayments due on various dates through June 14, 2023, with the revolving loans outstanding under our $1,087.3 million revolving credit facility due on June 14, 2023. Interest payable included in this table is based on the interest rate as of June 30, 2019 and assumes all LIBOR based revolving loan amounts outstanding will not be paid until maturity, but that the term loan amortization payments will be made according to our defined schedule and all Prime rate based revolving loan amounts will be paid within a year. Interest payable includes the estimated impact of our interest rate swap agreements.
In addition, we have other debt which consists primarily of term loans acquired through our various acquisitions or used to fund certain capital investments, and as of June 30, 2019 we had $14.4 million outstanding for those obligations that have repayments due on various dates through March 2025.
Capital Leases. We lease certain machinery and plant equipment under capital lease agreements that expire at various dates through 2027. The aggregate carrying value of the leased equipment under capital leases included in property, plant and equipment, net in our consolidated balance sheet at June 30, 2019, is $29.2 million, net of accumulated depreciation of $42.0 million. The present value of lease installments not yet due included in other current liabilities and other liabilities in our consolidated balance sheet at June 30, 2019 amounts to $26.7 million.
Other Obligations. Other obligations include deferred payments related to previous acquisitions of $2.4 million in the aggregate.
Additional Non-GAAP Financial Measures
Adjusted EBITDA and adjusted free cash flow presented below, and constant-currency revenue growth and constant-currency revenue growth excluding acquisitions/divestitures presented in the consolidated results of operations section above, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA is defined as GAAP operating income plus depreciation and amortization (excluding depreciation and amortization related to our Waltham, Massachusetts office lease) plus share-based compensation expense plus proceeds from insurance plus earn-out related charges plus certain impairments plus restructuring related charges plus realized gains or losses on currency derivatives less interest expense related to our Waltham, Massachusetts office lease less gain on purchase or sale of subsidiaries.
Adjusted EBITDA is the primary profitability metric by which we measure our consolidated financial performance and is provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons it is used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for certain derivative contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Adjusted free cash flow is the primary financial metric by which we set quarterly and annual budgets both for individual businesses and Cimpress-wide. Adjusted free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs that are included in net cash used in investing activities, plus the payment of contingent consideration in excess of acquisition-date fair value and gains on proceeds from insurance that are included in net cash provided by operating activities, if any. We use this cash flow metric because we believe that this methodology can provide useful supplemental information to help investors better understand our ability to generate cash flow after considering certain investments required to maintain or grow our business, as well as eliminate the impact of certain cash flow items presented as operating cash flows that we do not believe reflect the cash flow generated by the underlying business.
Our adjusted free cash flow measure has limitations as it may omit certain components of the overall cash flow statement and does not represent the residual cash flow available for discretionary expenditures. For example, adjusted free cash flow does not incorporate our cash payments to reduce the principal portion of our debt or cash payments for business acquisitions. Additionally, the mix of property, plant and equipment purchases that we choose to finance may change over time. We believe it is important to view our adjusted free cash flow measure only as a complement to our entire consolidated statement of cash flows.

The table below sets forth operating income (loss) and adjusted EBITDA for the years ended June 30, 2019, 2018 and 2017:

In thousands	Year Ended June 30,
	2019	2018	2017
GAAP operating income (loss)	$163,607	$157,800	$(45,702)
Exclude expense (benefit) impact of:
Depreciation and amortization	172,957	169,005	159,656
Waltham, MA lease depreciation adjustment	(4,120)	(4,120)	(4,120)
Share-based compensation expense (1)	18,296	49,139	42,371
Proceeds from insurance	—	676	807
Interest expense associated with Waltham, MA lease	(7,236)	(7,489)	(7,727)
Earn-out related charges	—	2,391	40,384
Certain impairments and other adjustments (2)	10,700	2,893	9,556
Gain on purchase or sale of subsidiaries (3)	—	(47,945)	—
Restructuring related charges	12,054	15,236	26,700
Realized gains (losses) on currency derivatives not included in operating income	20,289	(11,445)	16,474
Adjusted EBITDA	$386,547	$326,141	$238,399
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(1) The adjustment for share-based compensation expense excludes the portion of share-based compensation expense included in restructuring related charges, if any, to avoid double counting.
(2) Includes the impact of certain impairments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles - Goodwill and Other", as well as reserves recognized for loans as defined by ASC 326 - "Financial Instruments - Credit Losses."
(3) Includes the impact of the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 - "Goodwill or Gain from Bargain Purchase" for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the year ended June 30, 2018.

The table below sets forth net cash provided by operating activities and adjusted free cash flow for the years ended June 30, 2019, 2018 and 2017:

In thousands	Year Ended June 30,
	2019	2018	2017
Net cash provided by operating activities	$331,095	$192,332	$156,736
Purchases of property, plant and equipment	(70,563)	(60,930)	(74,157)
Purchases of intangible assets not related to acquisitions	(64)	(308)	(197)
Capitalization of software and website development costs	(48,652)	(40,847)	(37,307)
Payment of contingent consideration in excess of acquisition-date fair value (1)	—	49,241	—
Adjusted free cash flow	$211,816	$139,488	$45,075
_________________
(1) For the year ended June 30, 2018 includes a portion of the earn-out payment that is presented within net cash provided by operating activities as part of the change in accrued expenses and other liabilities. This portion of the earn-out was deemed to be a compensation arrangement since it included an employment-related contingency. We add back acquisition-related contingent consideration payments, because we believe they are material payments directly associated with the acquisition of a business rather than a reflection of free cash flow generation of the underlying business.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). To apply these principles, we must make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. In some instances, we reasonably could have used different accounting estimates and, in other instances, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates. We base our estimates and judgments on historical experience and other assumptions that we believe to be reasonable at the time under the circumstances, and we evaluate these estimates and judgments on an ongoing basis. We refer to accounting estimates and judgments of this type as critical accounting policies and estimates, which we discuss further below. This section should be read in conjunction with Note 2, "Summary of Significant Accounting Policies," of our audited consolidated financial statements included elsewhere in this Report.

Revenue Recognition. We generate revenue primarily from the sale and shipment of customized manufactured products. To a much lesser extent (and only in our Vistaprint business) we provide digital services, website design and hosting, and email marketing services, as well as a small percentage from order referral fees and other third-party offerings. Revenues are recognized when control of the promised products or services is transferred to the customer in an amount that reflects the consideration we expect to be entitled to in exchange for those products or services.

Under the terms of most of our arrangements with our customers we provide satisfaction guarantees, which give our customers an option for a refund or reprint over a specified period of time if the customer is not fully satisfied. As such, we record a reserve for estimated sales returns and allowances as a reduction of revenue, based on historical experience or the specific identification of an event necessitating a reserve. Actual sales returns have historically not been significant.

We have elected to recognize shipping and handling activities that occur after transfer of control of the products as fulfillment activities and not as a separate performance obligation. Accordingly, we recognize revenue for our single performance obligation upon the transfer of control of the fulfilled orders, which generally occurs upon delivery to the shipping carrier. If revenue is recognized prior to completion of the shipping and handling activities, we accrue the costs of those activities. We do have some arrangements whereby the transfer of control, and thus revenue recognition, occurs upon delivery to the customer. If multiple products are ordered together, each product is considered a separate performance obligation, and the transaction price is allocated to each performance obligation based on the standalone selling price. Revenue is recognized upon satisfaction of each performance obligation. We generally determine the standalone selling prices based on the prices charged to our customers.

Our products are customized for each individual customer with no alternative use except to be delivered to that specific customer; however, we do not have an enforceable right to payment prior to delivering the items to the customer based on the terms and conditions of our arrangements with customers and therefore we recognize revenue at a point in time.

We record deferred revenue when cash payments are received in advance of our satisfaction of the related performance obligation. The satisfaction of performance obligations generally occur shortly after cash payment and we expect to recognize our deferred revenue balance as revenue within three months subsequent to June 30, 2019.

We periodically provide marketing materials and promotional offers to new customers and existing customers that are intended to improve customer retention. These incentive offers are generally available to all customers and, therefore, do not represent a performance obligation as customers are not required to enter into a contractual commitment to receive the offer. These discounts are recognized as a reduction to the transaction price when used by the customer. Costs related to free products are included within cost of revenue and sample products are included within marketing and selling expense.
We have elected to apply the practical expedient under ASC 340-40-25-4 to expense incremental direct costs as incurred, which primarily includes sales commissions, since our contract periods generally are less than one year and the related performance obligations are satisfied within a short period of time.
Share-Based Compensation. We measure share-based compensation costs at fair value, and recognize the expense over the period that the recipient is required to provide service in exchange for the award, which generally is the vesting period. We recognize the impact of forfeitures as they occur.

We primarily issue performance share units, or PSUs, which are estimated at fair value on the date of grant, which is fixed throughout the vesting period. The fair value is determined using a Monte Carlo simulation valuation model. As the PSUs include both a service and market condition the related expense is recognized using the accelerated expense attribution method over the requisite service period for each separately vesting portion of the award. For PSUs that meet the service vesting condition, the expense recognized over the requisite service period will not be reversed if the market condition is not achieved. The compensation expense for these awards is estimated at fair value using a Monte Carlo simulation valuation model and compensation costs are recorded only if it is probable that the performance condition will be achieved.

In addition to service vesting and market condition requirements, we have certain PSUs that contain an additional performance condition, based on a multi-year performance target. The compensation expense for these awards is estimated at fair value using a Monte Carlo simulation valuation model and compensation costs are recorded only if it is probable that the performance condition will be achieved. If we determine the awards are not probable at some point during the performance vesting period we would reverse any expense recognized to date. Beginning in the second quarter of fiscal 2018, we concluded that the achievement of the performance condition was probable and recognized $15,397 of expense cumulatively through the first quarter of fiscal 2019. In the second quarter of fiscal 2019, which is seasonally significant, we concluded that the achievement of the three-year cumulative performance condition was no longer probable, and we reversed the previously recognized expense of $15,397. As of June 30, 2019 we continue to consider achievement of the performance condition to not be probable. If, in a future period, we determine that it is probable that the financial performance condition will be achieved based on our financial performance, we will cumulatively catch up the expense in that period.

Income Taxes. As part of the process of preparing our consolidated financial statements, we calculate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax expense, including assessing the risks associated with tax positions, together with assessing temporary and permanent differences resulting from differing treatment of items for tax and financial reporting purposes. We recognize deferred tax assets and liabilities for the temporary differences using the enacted tax rates and laws that will be in effect when we expect temporary differences to reverse. We assess the ability to realize our deferred tax assets based upon the weight of available evidence both positive and negative. To the extent we believe that it is more likely than not that some portion or all of the deferred tax assets will not be realized, we establish a valuation allowance. Our estimates can vary due to the profitability mix of jurisdictions, foreign exchange movements, changes in tax law, regulations or accounting principles, as well as certain discrete items. In the event that actual results differ from our estimates or we adjust our estimates in the future, we may need to increase or decrease income tax expense, which could have a material impact on our financial position and results of operations.

We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are in accordance with applicable tax laws. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation, or the change of an estimate based on new information. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. Interest and, if applicable, penalties related to unrecognized tax benefits are recorded in the provision for income taxes. Stranded income tax effects in accumulated other comprehensive income or loss are released on an item-by-item basis based on when the applicable derivative is recognized in earnings.

Software and Website Development Costs. We capitalize eligible salaries and payroll-related costs of employees who devote time to the development of our websites and internal-use computer software. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. These costs are amortized on a straight-line basis over the estimated useful life of the software, which is three years. Our judgment is required in evaluating whether a project provides new or additional functionality, determining the point at which various projects enter the stages at which costs may be capitalized, assessing the ongoing value and impairment of the capitalized costs, and determining the estimated useful lives over which the costs are amortized. Historically we have not had any significant impairments of our capitalized software and website development costs.

Business Combinations. We recognize the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value of identifiable intangible assets is based on detailed cash flow valuations that use information and assumptions provided by management. The valuations are dependent upon a myriad of factors including historical financial results, forecasted revenue growth rates, estimated customer renewal rates, projected operating margins, royalty rates and discount rates. We estimate the fair value of contingent consideration at the time of the acquisition using all pertinent information known to us at the time to assess the probability of payment of contingent amounts or through the use of a Monte Carlo simulation model. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed to goodwill. The assumptions used in the valuations for our acquisitions may differ materially from actual results depending on performance of the acquired businesses and other factors. While we believe the assumptions used were appropriate, different assumptions in the valuation of assets acquired and liabilities assumed could have a material impact on the timing and extent of impact on our statements of operations.

Goodwill is assigned to reporting units as of the date of the related acquisition. If goodwill is assigned to more than one reporting unit, we utilize a method that is consistent with the manner in which the amount of goodwill in a business combination is determined. Costs related to the acquisition of a business are expensed as incurred.

Goodwill, Indefinite-Lived Intangible Assets, and Other Definite Lived Long-Lived Assets. We evaluate goodwill and indefinite-lived intangible assets for impairment annually or more frequently when an event occurs or circumstances change that indicate that the carrying value may not be recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We consider the timing of our most recent fair value assessment and associated headroom, the actual operating results as compared to the cash flow forecasts used in those fair value assessments, the current long-term forecasts for each reporting unit, and the general market and economic environment of each reporting unit. In addition to the specific factors mentioned above, we assess the following individual factors on an ongoing basis such as:

• A significant adverse change in legal factors or the business climate;

• An adverse action or assessment by a regulator;

• Unanticipated competition;

• A loss of key personnel; and

• A more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.

If the results of the qualitative analysis were to indicate that the fair value of a reporting unit is less than its carrying value, the quantitative test is required. Under the quantitative approach, we estimate the fair values of our reporting units using a discounted cash flow methodology and in certain circumstances a market-based approach. This analysis requires significant judgment and is based on our strategic plans and estimation of future cash flows, which is dependent on internal forecasts. Our annual analysis also requires significant judgment including the identification and aggregation of reporting units, as well as the determination of our discount rate and perpetual growth rate assumptions. We are required to compare the fair value of the reporting unit with its carrying value and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value.
During the fourth quarter of fiscal 2019, we identified triggering events associated with our Printi reporting unit, which indicated that it was more likely than not that the fair value of the reporting unit is below the carrying amount. Printi is the leader in Brazil's online printing industry and has grown quickly since its founding. That said, investment in capacity and other fixed costs was far too high in fiscal year 2019 relative to the scale of the business and the mid-term outlook. As a result, we implemented restructuring activities and aligned future operating plans during the fourth quarter of fiscal 2019 that negatively impacted our cash flow forecasts for this business. We performed our goodwill impairment test which resulted in an impairment charge of the total goodwill of the Printi reporting unit of $7,503.

We are required to evaluate the estimated useful lives and recoverability of definite lived long-lived assets (for example, customer relationships, developed technology, property, and equipment) on an ongoing basis when indicators of impairment are present. For purposes of the recoverability test, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The test for recoverability compares the undiscounted future cash flows of the long-lived asset group to its carrying value. If the carrying values of the long-lived asset group exceed the undiscounted future cash flows, the assets are considered to be potentially impaired. The next step in the impairment measurement process is to determine the fair value of the individual net assets within the long-lived asset group. If the aggregate fair values of the individual net assets of the group are less than the carrying values, an impairment charge is recorded equal to the excess of the aggregate carrying value of the group over the aggregate fair value. The loss is allocated to each long-lived asset within the group based on their relative carrying values, with no asset reduced below its fair value. The identification and evaluation of a potential impairment requires judgment and is subject to change if events or circumstances pertaining to our business change. We evaluated our long-lived assets for impairment and during the year ended June 30, 2019, we recognized no impairments.

Recently Issued or Adopted Accounting Pronouncements

See Item 8 of Part II, “Financial Statements and Supplementary Data — Note 2 — Summary of Significant Accounting Policies — Recently Issued or Adopted Accounting Pronouncements."